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Exhibit 23.2

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        AS PREVIOUSLY DISCLOSED IN THE COMPANY'S FORMS 8-K FILED ON APRIL 23, 2002 AND MAY 3, 2003, THE COMPANY DISMISSED ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS EFFECTIVE APRIL 16, 2002 AND ANNOUNCED THAT THE COMPANY HAD APPOINTED KPMG LLP TO REPLACE ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS EFFECTIVE APRIL 30, 2002.

        AFTER REASONABLE EFFORTS, THE COMPANY WAS UNABLE TO OBTAIN THE WRITTEN CONSENT OF ARTHUR ANDERSEN LLP TO INCORPORATE BY REFERENCE ITS REPORT DATED FEBRUARY 1, 2002.

        THE ABSENCE OF THIS CONSENT MAY LIMIT RECOVERY AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT OF 1933. IN ADDITION, AS A PRACTICAL MATTER, THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS (INCLUDING CLAIMS ARISING FROM ARTHUR ANDERSEN LLP'S PROVISION OF AUDITING AND OTHER SERVICES TO THE COMPANY AND ARTHUR ANDERSEN LLP'S OTHER CLIENTS) MAY BE LIMITED DUE TO RECENT EVENTS REGARDING ARTHUR ANDERSEN LLP, INCLUDING WITHOUT LIMITATION ITS CONVICTION ON FEDERAL OBSTRUCTION OF JUSTICE CHARGES ARISING FROM THE FEDERAL GOVERNMENT'S INVESTIGATION OF ENRON CORP.

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  Exhibit 23.2
INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP